Exhibit 99.2

Westar Energy, Inc.

2009 Revised Earnings Guidance – September 2009

Westar Energy 2009 earnings per share range (excluding discontinued operations) $1.35 - $1.45

Key assumptions and estimates for 2009:

•	Implemented $130 million annualized retail base rate increase effective February 2009

•	Adjusted TDC by $32 million annualized increase effective mid March

•	Adjusted Environmental Cost Recovery Rider by $32 million annualized increase effective June 1

•	Estimate 3-4% decline in retail electric sales volumes from 2008 weather-adjusted levels, reflecting normal weather for remainder of year, impact of soft economy on industrial sales, etc.

•	Estimate growth in tariff-based sales volumes of 7-10% over 2008 levels, due primarily to shorter outages on units tied to participation sales contracts and entering into a new customer agreement.

•	Market-based sales volumes decrease of 25-35% from 2008 levels, with direct revenue offset effective March

•	Energy Marketing gross margins reduced to an estimated range of $7 - $10 million

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O&M / SG&A expense increase by 2-3%, excluding: ~$5 million increase for wind O&M expense; ~$5 million increase to ice storm amortization; ~$27 million increase SPP transmission expense (largely offset with increase in transmission revenues); and benefit of pension tracker to avoid an increase in pension/OPEB expense

•	Depreciation and amortization expense increase of $42-$48 million: depending on timing and amount of planned 2009 capital projects and full year effects of 2008 additions to plant-in-service

•	$11 million of actuarial-assumed COLI proceeds, although year-to-date none received

•	Decrease in equity AFUDC of $10-$15 million, due principally to lower CapEx compared to 2008

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Increase in interest expense of $53-$60 million reflecting: full-year effect of 2008 debt issuances; reversal in 2008 of $17.8 million of interest expense related to the tax audits; decrease in borrowed AFUDC; and assumptions about total debt levels and interest rates

•	Effective tax rate of approximately 28-30%, excluding effects of 2009 tax settlement

•	Excludes gain from discontinued operations of $33 million related to a tax settlement permitting the company to utilize operating losses from its former non-regulated businesses

The effects of the key assumptions are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

Forward-looking statements: Certain matters discussed in this document are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review the Quarterly Report on Form 10-Q for the period ended June 30, 2009 and the Annual Report on Form 10-K for the year ended Dec. 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Sept. 23, 2009